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                                                          Exhibit Number (10)(v)
                                                            To 6/30/96 Form 10-Q

                           IMPLEMENTATION AGREEMENT

     This IMPLEMENTATION AGREEMENT dated June 26, 1996, by and among (i) NationsBank (South) N.A., f/k/a/ Citizens and Southern Trust Company (Georgia), N.A., not in its corporate capacity but solely as trustee (the "Trustee") of the Northern Trust Employee Stock Ownership Trust (the "Trust"), which forms a part of the Northern Trust Employee Stock Ownership Plan (the "Plan"), (ii) Northern Trust Corporation, a Delaware corporation (the "Parent Corporation"), and (iii) The Northern Trust Company, an Illinois state bank (the "Company").

                             W I T N E S S E T H:

   WHEREAS, the Company and the Trustee entered into an agreement dated January 26, 1989, which forms the Trust (the "Trust Agreement");

   WHEREAS, the Trust borrowed an original aggregate principal amount of $64,296,000 under a Note Agreement dated January 26, 1989 (the "Original Loan"), the proceeds of which were used to acquire shares of Common Stock of the Parent Corporation;

   WHEREAS, the Parent Corporation has agreed to make a series of loans to the Trust and the Trustee has agreed to borrow from the Parent Corporation (the "Proposed Loan Restructuring") pursuant to the terms of the term loan agreement dated as of the date hereof (the "Term Loan Agreement") and the Trustee will use the proceeds of the loans under the Term Loan Agreement to repay a portion of certain installments due on the Original Loan (the "Proposed Refinancing");

   WHEREAS, the parties hereto intend that the loans made under the Term Loan Agreement shall be primarily for the benefit of the Plan participants and beneficiaries and shall constitute "exempt loans" within the meaning of Section 4975(d)(3) of the Code, Treasury Regulation (S)54.4975-7(b), Section 408(b)(3) of ERISA, and Department of Labor Regulation (S)2550.408b-3 and as described in
Section 6.1 of the Plan; and

   WHEREAS, the Company engaged the Trustee under an agreement dated December 22, 1995 to make a determination with respect to the Proposed Loan Restructuring in its independent discretion, and the parties agree that the Trust Agreement must be amended to reflect the terms of that engagement.

   NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt, adequacy and sufficiency of which each party hereto respectively acknowledges by its execution hereof), the parties hereto
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intending legally to be bound do hereby agree to the implementation of their understanding as follows:

     1. Representation. The Company represents that the execution, delivery and performance of this Agreement are within Company's powers and have been duly authorized by all necessary action by the Company.

     2. The Company and the Trustee agree that Section 4.2 of the Trust Agreement is hereby amended as follows:

          (A) By substituting for the introductory clause the following provision:

          "As directed by the Committee, except as otherwise provided in subparagraph (b), the Trustee shall have the authority and power to:"; and

          (B) By substituting for subparagraph 4.2(b) the following provision:

          "(b) Borrow from any lender (including the Company or the Corporation) to finance the acquisition of Company Stock or the repayment of a prior loan used to acquire Company Stock, giving its note as Trustee with such reasonable interest and security for the loan as may be appropriate and necessary; provided that no lender shall have recourse against the Trust Fund except as provided for in Article VI of the Plan; provided further that the Trustee shall have complete and independent discretion with respect to any decision to borrow funds to refinance the loan obtained by the Trustee under the Note Agreement dated as of January 26, 1989."

     3. The Parent Corporation agrees to make the following additional contributions to the Plan:

          (A) On the first business day in the year 2002, the Parent Corporation shall contribute to the Plan the amount of Five Million Four Hundred Thousand Dollars ($5,400,000), plus the actual amount, if any, by which the aggregate amount of dividends paid after June 30, 1996 on shares that would have been allocated to the Plan participants, but for the restructuring of the Original Loan, exceeds the 1996 dividend rate of $1.24 per share increased by 15 percent each year thereafter, with appropriate adjustment for stock dividends, splits, or similar adjustments in the capital structure of the Corporation.

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          (B) On the first business day in the year 2003, the Parent Corporation shall contribute to the Plan the amount of Five Million Four Hundred Thousand Dollars ($5,400,000).

The Parent Corporation, in its sole discretion, may make the additional contributions described in subparagraphs (A) and (B) in the form of cash or shares of common stock of the Parent Corporation ("Common Stock"). The value of a contribution in the form of shares of Common Stock shall be determined by multiplying the number of shares contributed to the Plan by the Average (as defined herein) of the last sale prices of a share of Common Stock, as reported on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") at the close of trading on the ten consecutive trading days ending on the third business day prior to the date of the contribution to the Plan. "Average" shall mean the sum of the ten last sale prices determined as specified above divided by ten, with the result rounded to the nearest ten-thousandth.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their respective representatives thereunto duly authorized as of the date first hereinbefore appearing.


                                       NORTHERN TRUST EMPLOYEE STOCK
                                         OWNERSHIP TRUST

                                       By:  NATIONSBANK (South) N.A.,
                                             not individually but solely
                                             as Trustee under Trust
                                             Agreement dated January 26, 1989


                                            By:  /s/ Ernst F. Ritter
                                                --------------------------------
                                            Its: /s/ Senior Vice President
                                                --------------------------------


                                       NORTHERN TRUST CORPORATION

                                       By:  /s/ Perry R. Pero
                                           -------------------------------------
                                       Its: /s/ Senior Executive Vice President
                                           -------------------------------------


                                       THE NORTHERN TRUST COMPANY


                                       By:  /s/ Perry R. Pero
                                           -------------------------------------
                                       Its: /s/ Senior Executive Vice President
                                           -------------------------------------

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